February 22, 2005

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement of Wako Logistics Group, Inc. on Form SB-2 of our report dated August 20, 2004, except for Note 1 #, as to which the date is November 4, 2004, on our audit of the consolidated financial statements of Wako Logistics Group, Inc., which covered the consolidated balance sheet as of April 30, 2004 and the results of their operations and cash flows for each of the two years in the period ended April 30, 2004. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong